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                                                                   EXHIBIT 10.26

                                  July 20, 1999

Mr. Michael Blomeyer
Chief Executive Officer
Quinton Instrument Company
3303 Mont Villa Parkway
Bothell, WA  98021-8906

Dear Michael:

We are pleased to confirm our arrangement under which W.R. Hambrecht & Co., LLC ("WRH") is engaged by Quinton Instrument Company (the "Company") to act as its exclusive financial advisor with respect to the evaluation and consideration of a potential Sale (as defined below), of its subsidiary, Quinton Fitness, Inc. (the "Division").

1. SCOPE OF DUTIES. WRH will, where appropriate, perform the following tasks in connection with this effort:

      (a) Undertake an analysis of the business, operations, financial condition and prospects of the Division;

      (b) Make recommendations to prepare the Division for proper investigation by potential acquirers and other interested parties;

      (c) Assist with the identification and contacting of potential prospective acquirers; provided that, only the prospective acquirers which the Company has determined it wishes WRH to contact will be contacted by WRH ("Sale Candidates");

      (d) Along with the Company, evaluate proposals from Sale Candidates regarding a possible Sale of the Division and assist in negotiations regarding such proposals; and

      (e) If requested, assist and advise the Company on the preparation of any documents relating to a Sale, including without limitation, any Registration Statement on Form S-4, Proxy Statement, Form 8-K or other SEC related documents; provided that, in any event, WRH shall have the right to review and approve the form and content of any reference to WRH in any such documentation.


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2.    CERTAIN DEFINITIONS. For purposes of this Agreement,

      (a) "Sale" shall be defined to include any (i) merger or consolidation of the Division, (ii) sale of substantially all of the assets of the Division, or (iii) sale or exchange by the Company of a majority of the equity securities of the Division or any transaction by the Division in which the Company owns less than 50% of the surviving entity after the transaction.

      (b) "Aggregate Transaction Value" shall mean the amount of consideration received by the Company and/or its shareholders (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding), plus the amount of any debt assumed, acquired, remaining outstanding, retired or defeased or preferred stock redeemed or remaining outstanding in connection with the Transaction, including, in the case of a sale or other disposition by the Division of assets, the net value of any assets not sold by the Division.

            In the event that a Sale is structured so as to provide for the Company to retain all or part of the equity securities of the Division, such retained securities shall be deemed to constitute part of the Aggregate Transaction Value and shall be valued immediately following the closing of the Sale. In the event that a Sale takes the form of a sale of substantially all the assets of the Division, any assets retained by the Company shall be deemed to be part of the Aggregate Transaction Value received in connection with the Sale and valued (i) with respect to investments, in an amount equal to the market value of such investments; (ii) with respect to inventories and receivables, in an amount equal to the book value thereof; and (iii) with respect to any other assets, in an amount to be reasonably determined by the parties.

            For purposes of computing the Aggregate Transaction Value, equity securities traded on a national securities exchange or quoted on the National Association of Securities Dealers National Market System shall be valued at the last closing price thereof prior to the closing of the Sale. Equity securities which are traded over the counter shall be valued at the mean between the latest bid and asked prices prior to such date. Any other unmarketable equity securities or interests or non-cash forms of consideration shall be assumed to have a value equal to their fair market value at the time of the closing, as determined by mutual agreement between WRH and the Company.

3. FEES. As compensation for the services to be provided by WRH hereunder, if during the Term (as defined below) of this Agreement, the Company consummates a Sale or enters into a definitive agreement or letter of intent or other evidence of commitment

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      which subsequently results in a Sale being consummated, the Company agrees to pay WRH a Transaction Fee equal to $500,000. The entire Transaction Fee shall be payable in cash to WRH at the closing of the Sale.

      If within 12 months following the Term of this Agreement: (i) a Sale occurs which involves a Sale Candidate identified to the Company by WRH or with whom the Company or WRH had a discussion involving an expression of interest regarding a Sale during the Term (whether or not such discussions were initiated by WRH) or (ii) the Company enters into a definitive agreement, letter of intent or other evidence of commitment with any such party that results in a Sale, WRH shall be entitled to the Transaction Fee described above.

4. EXPENSES. In addition to the Transaction Fee, and regardless of whether the Sale contemplated by this letter agreement is consummated, the Company agrees, upon request from time to time, to promptly reimburse WRH for all reasonable out of pocket expenses, including the reasonable fees and disbursements of WRH's legal counsel, if any, up to a maximum of $10,000.

5. EXCLUSIVITY AND DISCLOSURE. During the Term of this Agreement, the Company will inform WRH if it wishes to initiate any discussions with respect to a Sale and will work exclusively with WRH in such regard. In the event that the Company or the Division or any of their respective directors or management receive any inquiry or are otherwise aware of the interest of any third party concerning a Sale, the Company agrees to promptly inform WRH of the prospective acquirer and its interest. The Company agrees that, except as required by applicable law or in connection with the consummation of a Sale, any advice to be provided by WRH under this engagement letter shall not be disclosed publicly or made available to third parties without the prior approval of WRH.

6. TERM. This Agreement shall terminate upon the earliest of (i) the date twelve months following the date first set forth above, (ii) the mutual written agreement of WRH and Company or (iii) thirty days following the delivery of written notice by either party terminating the agreement.

7. INDEMNIFICATION. To the extent permitted by law, the Company hereby agrees to indemnify and hold harmless WRH, its affiliates, and each of their directors, officers, agents advisors, consultants employees and controlling persons (within the meaning of the Securities Act) (the "Indemnified Parties") against any losses, claims, damages, or liabilities (joint or several), including, without limitation, all reasonable legal fees and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any such loss, claim, damage or liability, whether or not in connection with any pending or threatened litigation in which any Indemnified


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      Party is a named party, to which any Indemnified Party becomes subject and which is related to or arises out of any act, omission, transaction or event contemplated by this Agreement. The Company will promptly reimburse any Indemnified Party for all expenses as reasonably incurred in connection with the investigation of, preparation for or defense of any such pending or threatened loss, claim, damage or liability; provided, however, that each Indemnified Party so reimbursed shall repay such expenses in the event that it is ultimately determined that such Indemnified Party is not entitled to indemnification for such loss, claim, damage or liability pursuant to this Section 7. Notwithstanding the foregoing, the indemnity contained herein shall not apply to amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any loss, claim, damage or liability to the extent that a court of competent jurisdiction shall have determined by final judgment that such loss, claim, damage or liability resulted from an Indemnified Party's gross negligence or bad faith.

      Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall deliver to the Company a written notice of the commencement thereof and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume the defense thereof with counsel satisfactory to the Indemnified Parties; provided, however, that an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Company, if representation of such Indemnified Party by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve the Company of any liability to the Indemnified Party under this Section 7 but the omission to so deliver written notice to the Company will not relieve it of any liability that it may have to an Indemnified Party otherwise than under this Section 7. Without prior written consent of the Indemnified Party, the Company shall not effect any settlement of any pending or threatened proceeding unless such settlement includes an express, complete release of such Indemnified Party from all liability as to all asserted or potential claims against the Indemnified Party.

      If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages, or liabilities referred to herein, the Company, in lieu of indemnifying such Indemnified Party thereunder, shall, to the extent permitted by applicable law, contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability (i) in proportion to the relative benefit


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      received by each such Indemnified Party, respectively, on the one hand and the Company, on the other hand, or (ii) if the measurement referred to in
      (i) above is not permitted by applicable law, in proportion not only to the benefits described above but also the relative fault of each Indemnified Party on the one hand and the Company on the other as well as other relevant equitable considerations. In no event shall the contribution of the Indemnified Parties exceed the fees received by WRH. The relative benefit received by WRH in connection with any Sale shall be deemed to be in the same proportion as the aggregate fee bears to the Aggregate Transaction Value while the relative fault of WRH and the Company shall be determined by reference to, among other things, whether the actions or omissions to act were by the Indemnified Party or the Company, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such act or omission.

      The obligations of the Company referred to in this Section 7 shall be in addition to any rights that any Indemnified Party may have otherwise. The obligations of the Company under this Section 7 shall survive completion of any Sale and the termination of this Agreement.

8. MISCELLANEOUS. The representations, warranties and covenants of the Company set forth in this Agreement shall remain in force regardless of any investigation made by or on behalf of WRH or any prospective Participant and will survive completion of the Sale. The provisions of sections 3, 4, 5, and 7, shall survive any termination of this Agreement. This Agreement shall be governed by and construed in accordance with the internal laws of the state of California without giving effect to any conflict of laws principles. This Agreement contains the entire agreement between the Company and WRH concerning the subject matter hereof and supersedes any prior understanding or agreement. Any amendment hereto or waiver of any right or obligation hereunder must by in writing and signed by both parties. This Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of WRH and the Company. Any notices hereunder must be in writing and if addressed to (i) the Company, delivered to the address or facsimile number set forth on the first page of this Agreement or (ii) WRH, delivered to the address or facsimile number set forth below the signature block below.



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This Agreement is effective as of the date first set forth above. Please confirm that the foregoing correctly sets forth our understanding by signing and returning the enclosed duplicate of this Agreement.

                                          Sincerely yours,

                                          W.R. HAMBRECHT & CO. LLC


                                          By   /s/ Michael K. Ackrell
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                                               Michael K. Ackrell
                                               Director, Investment Banking

Accepted and Agreed to
This ___ day of ___________, 19___:

Quinton Instrument Company

By:  /s/ Michael Blomeyer
   -----------------------------------
Name:  Michael Blomeyer
     ---------------------------------
Title:  President/CEO
      --------------------------------